UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 5, 2004

Date of Report (Date of earliest event reported)

APPLERA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-4389	06-1534213
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut  06851

(Address of Principal Executive Offices, Including Zip Code)

(203) 840-2000

(Registrant’s telephone number, including area code)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

The following exhibit is filed with this Report:

Exhibit No.	Description

99	Revised Notice of Blackout Period Under the Axys Pharmaceuticals 401(k) Plan, dated August 5, 2004

Item 11.  Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On June 2, 2004, Applera Corporation received a notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974 regarding a blackout period under the Axys Pharmaceuticals 401(k)Plan.  As required by Section 306 of the Sarbanes-Oxley Act and Rule 104 of the Securities and Exchange Commission’s Regulation BTR, Applera Corporation sent a formal notice of blackout period to its executive officers and directors (the “Prior Notice”), a copy of which was furnished as Exhibit 99 to our Report on Form 8-K dated June 2, 2004 and filed with the Commission on June 8, 2004.  The Prior Notice indicated that the blackout period would commence during the calendar week beginning on June 27, 2004 and would end during the calendar week beginning on August 8, 2004.  Applera Corporation now expects that the blackout period will end during the calendar week beginning August 1, 2004.  The blackout period is ending earlier than provided in the Prior Notice because it took less time than expected to complete the transfer of data and assets from Ceridian Retirement Plan Services, the current Axys Plan administrator, to Fidelity Investments, the Applera Plan administrator, in connection with the merger of the Axys Pharmaceuticals 401(k) Plan  into the Employee 401(k) Savings Plan of Applera Corporation described in the Prior Notice.  Other than the change in expected ending date of the blackout period, there are no material changes to the information contained in the Prior Notice.

As required by Section 306 of the Sarbanes-Oxley Act and Rule 104 of Regulation BTR, Applera Corporation sent to its executive officers and directors a revised notice of blackout period describing the change in ending date of the blackout period and explaining the reasons for such change.  A copy of the revised notice is furnished as Exhibit 99 to this Report and is incorporated herein by reference.  During the blackout period and for a period of two years after the ending date of the blackout period, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the blackout period by sending a written inquiry to the Secretary of Applera Corporation at 301 Merritt 7, Norwalk, CT  06851-1070.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

	By:	/s/ William B. Sawch
William B. Sawch
Senior Vice President and
General Counsel

Dated: August 5, 2004

EXHIBIT INDEX

Exhibit No.	Description

99	Revised Notice of Blackout Period Under the Axys Pharmaceuticals 401(k) Plan, dated August 5, 2004